Exhibit 99.1

Truth Social Enhances Groups Feature

New Update Overhauls Groups Layout, Improves Security

SARASOTA, Fla., March 14, 2025 (GLOBE NEWSWIRE) -- Trump Media and Technology Group Corp. (Nasdaq: DJT) ("TMTG" or the “Company”), operator of the social media platform Truth Social, the streaming platform Truth+, and the FinTech brand Truth.Fi, released an update to the Truth Social app today to enhance the “Groups” feature.

The layout for Groups—which allows users to join together and share content related to specific themes, hobbies, or interests—has been overhauled and improved, including with the addition of an explorer feed. The update makes it easier to discover new Groups and Groups content, and arranges for more dynamic content to be served to Groups users. It also improves control for Groups administrators while implementing new measures for bot mitigation and other security enhancements.

TMTG CEO and Chairman Devin Nunes said, “The Groups feature is a key element of the Truth Social platform, and this latest update makes the entire experience more user friendly. Users who haven’t joined any Groups should try making their voices heard in a Groups community.”

The update is live on the Web and is available at the Apple App Store for iOS and at the Google Play Store for Android. Users who have enabled automatic downloads on the Truth Social app will not need to update their apps.

Cautionary Statement About Forward-Looking Statements

This press release includes forward-looking statements regarding, among other things, the plans, strategies, and prospects, both business and financial, of TMTG. We have based these forward-looking statements on our current expectations and projections about future events, including potential merger & acquisition activity, the rollout of products and features, the future plans, timing and potential success of the streaming services and the launch and success of our financial services and FinTech platform. Although we believe that our plans, intentions, and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions, or expectations. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events, or results of operations, are forward-looking statements. These statements may be preceded by, followed by, or include the words "believes," "estimates," "expects," "projects," "forecasts," "may," "will," "should," "seeks," "plans," "scheduled," "anticipates," "soon," "goal," "intends," or similar expressions. Forward-looking statements are not guarantees of future performance, and involve risks, uncertainties and assumptions that may cause our actual results to differ materially from the expectations that we describe in our forward-looking statements. There may be events in the future that we are not accurately able to predict, or over which we have no control.

About TMTG

The mission of TMTG is to end Big Tech's s assault on free speech by opening up the Internet and giving people their voices back. TMTG operates Truth Social, a social media platform established as a safe harbor for free expression amid increasingly harsh censorship by Big Tech corporations, as well as Truth+, a TV streaming platform focusing on family-friendly live TV channels and on-demand content. TMTG is also launching Truth.Fi, a financial services and FinTech brand incorporating America First investment vehicles.

Investor Relations Contact

Shannon Devine (MZ Group | Managing Director - MZ North America)
Email: shannon.devine@mzgroup.us

Media Contact

press@tmtgcorp.com